Exhibit 99.1

Logan Green Appointed to eBay’s Board of Directors

SAN JOSE, Calif. - eBay today announced the appointment of Logan Green to its board of directors. Mr. Green is the co-founder and CEO of Lyft, a peer-to-peer ridesharing company.

“As an independent director, Logan Green is a technology entrepreneur and leader who will bring great experience and insights to eBay’s Board of Directors,” said Devin Wenig, President and CEO of eBay.  “Even before co-founding Lyft, Logan has been intensely focused on connecting people through innovative technology.  Logan understands the possibilities of the sharing economy for people around the world, and his perspective is aligned with eBay’s purpose as we connect millions of buyers and sellers to create greater opportunity.”

“As eBay prepares to mark its one-year anniversary post separation, it is a particularly exciting time to join eBay’s Board of Directors,” said Mr. Green. “I look forward to being a part of eBay’s future as it brings together technology and commerce to create global economic opportunity.”

Prior to co-founding Lyft in 2012, Mr. Green founded Zimride, a rideshare program that was initially implemented at Cornell University. Before that, he created the first car-share program at the University of California, Santa Barbara, and served on the board of the Santa Barbara Metropolitan Transit District. Mr. Green serves on the Board of Directors of Lyft. He was named to Fortune’s “40 Under 40” list in 2015, and was included in Inc. Magazine’s “35 under 35 Coolest Entrepreneurs” list in 2014. He earned a B.A. in Business Economics from the University of California, Santa Barbara.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity through Connected Commerce. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2015, eBay enabled $82 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.